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FOR IMMEDIATE RELEASE

Lightbridge Invents New Transformational Nuclear Fuel Technology

Company’s Proprietary All-Metal Fuel Assembly to Significantly Advance Expansion and Increase Competitiveness of Nuclear Power Versus Fossil Energy Sources for Carbon Free Electricity Generation

MCLEAN, VA. – June 23, 2010 - Lightbridge Corporation (NASDAQ: LTBR), the leading developer of non-proliferative nuclear fuel technology and provider of comprehensive advisory services for civil nuclear energy programs, today announced a major technological breakthrough that has the potential to transform the nuclear power industry.  Lightbridge’s new fuel technology based on a proprietary all-metal fuel assembly design could reduce both initial capital costs per megawatt and annual operating costs per kilowatt-hour of nuclear power, making it more competitive with other forms of electricity generation while contributing to a significant reduction of CO2 emissions.

It is expected that Lightbridge’s all-metal fuel technology could be applied to currently operating or new light water reactors as well as small modular reactors which provide the same benefits as in larger commercial nuclear power plants.  It is also highly synergistic with fast reactor fuel designs.

One of the key benefits of the Lightbridge-designed all-metal fuel technology is a potential 30% increase in power output per reactor compared to reactors using standard oxide nuclear fuel.  This could translate into additional revenue for a 1,600-MWe light water reactor of up to $250 million or more per year, or nearly $16 billion over a 60-year expected lifetime of such reactors.  This increased power output is expected to lower operating costs on a per kilowatt-hour basis and strengthen the economics of nuclear power versus other forms of power generation. In addition, currently operating light water reactors could also take advantage of this power uprate by switching to Lightbridge’s all-metal fuel design.

The Lightbridge-designed all-metal fuel design would provide enhanced proliferation resistance and result in up to 23% less volume of used fuel per kilowatt-hour of electricity generated and is expected to have improved fuel operation compared to standard oxide fuel.

"When it comes to meeting the ever increasing global demand for power generation, innovation will be the key to a sustainable and safe solution for industry and governments worldwide,” said Seth Grae CEO Lightbridge. “Our breakthrough all-metal fuel technology builds upon over a decade of research and development effort that has been underway on our seed-and-blanket fuel assembly design.  This transformational fuel technology also helps advance our seed-and-blanket fuel assembly designs due to the synergies between the seed fuel rods and the fuel rods used in the all-metal fuel assembly design.  We expect that our all-metal nuclear fuel technology will provide significant economic incentives to nuclear utilities that make it economically attractive to adopt this advanced fuel product.”

As was previously announced, on June 10, 2010, Idaho National Laboratory approved a Texas A&M University-led joint proposal with Lightbridge for irradiation testing of this kind of metallic fuel in the Advanced Test Reactor.  The fuel demonstration in a test reactor environment is a key stepping stone to demonstration and deployment of this fuel in commercial Western-type light water reactors.

Sam Vaidyanathan, a member of Lightbridge’s Technical Advisory Board with more than 30 years of experience with the development, testing, and engineering of nuclear fuels, materials, and core components at major nuclear companies, added, “Simply stated this development is a very significant one for the nuclear power industry.  For those of us who have been in this business for the last few decades, this development without a doubt is transformational.  The tangible benefits are clear, measurable, and will likely have a substantive impact on the future of the nuclear power industry.  We’re very pleased and excited about this technological breakthrough.”

Over the past decade, Lightbridge has completed significant development and testing relating to this all-metal fuel technology.  In particular, Lightbridge has evaluated key operating parameters under various operating conditions.  Some of the key parameters that were evaluated include: melting point, fission gas retention, surface heat flux, fuel swelling, moderator-to-fuel ratio, cladding corrosion, and others.  The results of the evaluation performed to-date indicate that the fuel performance would meet applicable criteria for safe operation.

About Lightbridge Corporation

Lightbridge is a U.S. nuclear energy company based in McLean, VA. with operations in Abu Dhabi, Moscow and London. The Company develops non-proliferative nuclear fuel technology and provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way towards a sustainable energy future. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. It leverages those broad and integrated capabilities by offering their services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

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